AGREEMENT

     THIS AGREEMENT (this "AGREEMENT") is made and entered into as of May 15, 2001, by and among INTERPLAY ENTERTAINMENT CORP., a Delaware corporation (the "INTERPLAY"), Brian Fargo, an individual ("FARGO"), Titus Interactive, S.A. ("TITUS") and Herve Caen, an individual ("CAEN") (Caen, Fargo, Titus and Interplay are herein collectively referred to as the "PARTIES").

                                    RECITALS

     A. Titus, Fargo and Interplay were parties to that certain Stockholders Agreement dated as of November 2, 1999 (the "STOCKHOLDERS AGREEMENT"), pursuant to which Titus and Fargo agreed to vote their shares of stock to elect a board of directors of Interplay (the "BOARD") comprised as set forth in Section 2 of the Stockholders Agreement.

     B. The Stockholders Agreement has terminated in accordance with its terms.

     C. Caen is also an executive officer and Director of Titus, a significant stockholder of Interplay, and Fargo is the Chief Executive Officer, Chairman, and a significant stockholder of Interplay.

     D. The Parties desire to enter into this Agreement to govern their conduct pending the election of successors to the members of the Board.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and subject to the conditions set forth herein, the parties agree as follows:

     1. COVENANTS OF INTERPLAY.

     1.1 Interplay and Fargo agree that, to their current actual knowledge, the form of Amendment No. 5 to the Schedule 13D (the "13D AMENDMENT") filed by Titus, a copy of which is attached as ATTACHMENT A hereto, is true and accurate in all respects.

     1.2 Interplay and Fargo each agree and covenant never to file a lawsuit, arbitration proceeding or any other administrative proceeding against any Caen or Titus, or any of their respective affiliates or agents for any causes of action, claims, actions, rights, or remedies arising out of or from (i) any inaccuracies in, omissions from, or any delays in filing of, the 13D Amendment, or (ii) asserting any fact that if true would render the 13D Amendment untrue or misleading in any material respect.

     1.3 Interplay shall call, upon no less than 40 days' notice to all stockholders, and hold its annual meeting of its stockholders (the "ANNUAL MEETING") by August 15, 2001 for the purpose of electing all of its directors and for such other purposes as may be determined by the Board. The record date for the Annual Meeting and any subsequent adjournments or postponements thereof shall be no later than the earlier to occur of June 19, 2001 or the day preceding the date upon which any share of Series A Preferred Stock is first called for redemption.

     1.4 Interplay represents and warrants that this Agreement constitutes the legal, valid and binding obligation of Interplay and is enforceable against Interplay in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally. All corporate acts and proceedings required for the valid authorization, execution and delivery of this Agreement and the performance of this Agreement have been lawfully and validly taken.

     1.5 Interplay and Fargo each agree that they will not during the period commencing on the date hereof and ending at the close of business on the date of the Annual Meeting, amend the Bylaws or the Certificate of Incorporation of Interplay or take any action the effect or purpose of which would be to amend the Bylaws or the Certificate of Incorporation of Interplay.

     2. COVENANTS BY CAEN AND TITUS.

     2.1 Caen agrees not to deliver notice of any stockholders meeting prior to June 1, 2001.

     2.2 Titus represents and warrants that this Agreement constitutes the legal, valid and binding obligation of Titus and is enforceable against Titus in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally. All corporate acts and proceedings required for the valid authorization, execution and delivery of this Agreement and the performance of this Agreement have been lawfully and validly taken.

     3. INJUNCTIVE RELIEF. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at law. Any such Party shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

     4. MISCELLANEOUS.

     4.1 NOTICES. All notices, requests, demands and other communications (collectively, "NOTICES") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission (which must be confirmed) or by United States first class, registered or certified mail, postage prepaid, to the following addresses:

     (a)  if to Titus or to Caen, to:

          Herve Caen
          c/o Titus Software Corporation
          20432 Corisco Street Chatsworth, California  91311
          Attention: Mr. Herve Caen, Chairman and
          Chief Executive Officer
          Telecopier: (818) 709-6537
          with copies to:

          Murray Markiles, Esq.
          Akin, Gump, Strauss, Hauer & Feld, L.L.P.
          2029 Century Park East - 24th Floor
          Los Angeles, California 90067-3010
          Telecopier: (310) 728-2233

     (b)  if to Interplay or to Fargo:

          Interplay Entertainment Corp.
          16815 Von Karman Avenue
          Irvine, California  92606
          Attention: Mr. Brian Fargo, Chairman and
          Chief Executive Officer
          Telecopier: (949) 252-0667

          with a copy to:

          Jeffrey Coyne, Esq.
          Stradling Yocca Carlson & Rauth, a professional corporation 660 Newport Center Drive, Suite 1600
          Newport Beach, California  92660
          Telecopier: (949) 725-4100

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other parties in the manner prescribed in this Section.

     4.2 ENTIRE AGREEMENT. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.

     4.3 ASSIGNMENT. No party may assign this Agreement, and any attempted or purported assignment or any delegation of any party's duties or obligations arising under this Agreement to any third party or entity shall be deemed to be null and void, and shall constitute a material breach by such party of its duties and obligations under this Agreement.

     4.4 WAIVER AND AMENDMENT. No provision of this Agreement may be waived unless in writing signed by all the parties to this Agreement, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended only by a written agreement executed by all of the parties to this Agreement.

     4.5 GOVERNING LAW; JURISDICTION. This Agreement shall be construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. In the event of any action, suit or proceeding brought under or in connection with this Agreement exclusive venue and jurisdiction shall lie with the state and federal courts of the State of Delaware.

     4.6 SEVERABILITY. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     4.7 CAPTIONS. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

     4.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     4.9 COSTS AND ATTORNEYS' FEES. If any action, suit, arbitration or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party to this Agreement of its obligations under this Agreement, the prevailing party shall recover all of such party's attorneys' fees incurred in each and every such action, suit, arbitration or other proceeding, including any and all appeals or petitions therefrom. As used in this Section, attorneys' fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved calculated on the basis of the usual fee charged by the attorney performing such services and shall not be limited to "reasonable attorneys' fees" as defined in any statute or rule of court.

     4.10 JUDICIAL INTERPRETATION. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any person by reason of the rule of construction that a document is to be construed more strictly against the person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

     4.11 FORCE MAJEURE. If any party to this Agreement is delayed in the performance of any of its obligations under this Agreement or is prevented from performing any such obligations due to causes or events beyond its control, including, without limitation, acts of God, fire, flood, earthquake, strike or other labor problem, injunction or other legal restraint, present or future law, governmental order, rule or regulation, then such delay or nonperformance shall be excused and the time for performance thereof shall be extended to include the period of such delay or nonperformance.

                         (SIGNATURES ON FOLLOWING PAGE)

     IN WITNESS WHEREOF, this Agreement has been made and entered into as of the date and year first above written.

                                     INTERPLAY ENTERTAINMENT CORP.,
                                     a Delaware corporation

                                     By:  /S/ BRIAN FARGO
                                          -------------------------------------
                                          Brian Fargo
                                     Its: Chief Executive Officer


                                     BRIAN FARGO

                                        /S/ BRIAN FARGO
                                     -------------------------------------------


                                     TITUS INTERACTIVE S.A.,
                                     a French corporation

                                     By:  /S/ HERVE CAEN
                                          --------------------------------------
                                          Herve Caen
                                     Its: Chairman of the Board


                                     HERVE CAEN

                                        /S/ HERVE CAEN
                                     ------------------------------------------

                                  ATTACHMENT A


                             SCHEDULE 13D AMENDMENT



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